EXHIBIT 5.2



                          INVESTMENT ADVISORY AGREEMENT


             Agreement made this 21st day of February, 1990, between The Primary Income Funds, Inc., a Wisconsin corporation (the "Company"), and Arnold Investment Counsel Incorporated, a Wisconsin corporation (the "Adviser").

                              W I T N E S S E T H:

             WHEREAS, the Company is in the process of registering with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company comprising a series of three mutual funds, The Primary Income Fund, The Primary Money Market Fund and The Primary U.S. Government Fund;

             WHEREAS, upon so registering with the Securities and Exchange Commission, the Company will be a registered investment company; and

             WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940 and which is engaged principally in the business of rendering investment supervisory services within the meaning of Section 202(a)(13) of the Investment Advisers Act of 1940, as the investment adviser for The Primary U.S. Government Fund.

             NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

             1. Employment. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of The Primary U.S. Government Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of The Primary U.S. Government Fund and, subject to such policies as the board of directors of the Fund may determine, direct the purchase and sale of investment securities in the day to day management of The Primary U.S. Government Fund. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the affairs of the Company.

             3. Expenses. The Adviser, at its own expense and without reimbursement from the Company, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of The Primary U.S. Government Fund and maintaining its organization. The Adviser, at its own expense and without reimbursement from the Company, shall provide The Primary U.S. Government Fund with copies of the Primary Income Trends, an investment letter published by the Adviser, in quantities sufficient for distribution to each shareholder of The Primary U.S. Government Fund. The Adviser shall pay the salaries and fees of all officers and directors of the Company (except the fees paid to those directors who are not interested persons of the Adviser, as defined in the Act, and who are not officers or employees of the Company). The Adviser shall also bear all sales and promotional expenses of The Primary U.S. Government Fund, except for expenses incurred in complying with laws regulating the issue or sale of securities. The Adviser shall not be required to pay any other expenses of The Primary U.S. Government Fund except as provided herein if the total expenses borne by The Primary U.S. Government Fund, including the Adviser's fee but excluding all federal, state and local taxes, interest, brokerage commissions and extraordinary items, in any year exceed that percentage of the average net asset value of The Primary U.S. Government Fund for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which The Primary U.S. Government Fund's shares are qualified for sale or, if the states in which such shares are qualified for sale impose no such restrictions, 2%. The expenses of The Primary U.S. Government Fund's operations borne by The Primary U.S. Government Fund include by way of illustration and not limitation, directors fees paid to those directors who are not interested persons of the Company, as defined in the Act, the costs of preparing and printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of The Primary U.S. Government Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

             The Primary U.S. Government Fund shall monitor its expense ratio on a monthly basis. If the accrued amount of the expenses of The Primary U.S. Government Fund exceeds the expense limitation established herein, The Primary U.S. Government Fund shall create an account receivable from the Adviser in the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of The Primary U.S. Government Fund's fiscal year if accrued expenses thereafter fall below the expense limitation.

             4. Compensation of the Adviser. For the services to be rendered by the Adviser hereunder, the Company through The Primary U.S. Government Fund shall pay to the Adviser an advisory fee, paid monthly, based on the average net asset value of The Primary U.S. Government Fund, as determined by valuations made as of the close of each business day of the month. The annual advisory fee shall be 0.65 of 1.0% of such net asset value. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

             5. Ownership of Shares of The Primary U.S. Government Fund. The Adviser shall not take an ownership position in The Primary U.S. Government Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of The Primary U.S. Government Fund, except for the purchase of shares of The Primary U.S. Government Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Company.

             6. Exclusivity. The services of the Adviser to The Primary U.S. Government Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has agreed to permit the Company to use the name "Primary," if it so desires, it is understood and agreed that the Adviser reserves the right to use and permit other persons, firms or corporations, including investment companies, to use such name. During the period that this Agreement is in effect, the Adviser shall be The Primary U.S. Government Fund's sole investment adviser.

             7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to The Primary U.S. Government Fund or to any shareholder of The Primary U.S. Government Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             8. Brokerage Commmissions. The Adviser may cause The Primary U.S. Government Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

             9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Company in the manner required by the Act, and by the vote of the majority of the outstanding voting securities of The Primary U.S. Government Fund, as defined in the Act.

             10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Company or by a vote of the majority of the outstanding voting securities of The Primary U.S. Government Fund, as defined in the Act, upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the board of directors of the Company or by the vote of the majority of the outstanding voting securities of The Primary U.S. Government Fund, as defined in the Act, and
   (ii) the board of directors of the Company in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.


                                      ARNOLD INVESTMENT COUNSEL  INCORPORATED





   By: _________________________ By:  ________________________
        Secretary                     President



                                 THE PRIMARY INCOME FUNDS, INC.




   By: _________________________ By:  ________________________
        Secretary                     President